Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

City Office REIT, Inc.

We consent to the incorporation by reference in the following registration statements (No. 333-254966) on Form S-3 and (No. 333-233043) on Form S-8 of City Office REIT, Inc. of our reports dated February 25, 2022, with respect to the consolidated financial statements and financial statement schedule III of City Office REIT, Inc. and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2021 annual report on Form 10-K of City Office REIT, Inc.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

February 25, 2022